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                                                                   EXHIBIT 99.1

From: ACORN PRODUCTS, INC.                             Larkin-Meeder & Schweidel
      Contact: J. Mitchell Dolloff                     Contact: Charles Hodges
               Director of Investor Relations          Phone:   (214) 979-5013
      Phone:   (614) 222-4400



FOR IMMEDIATE RELEASE

                              ACORN PRODUCTS, INC.
                                COMPLETES SALE OF
                                MCGUIRE-NICHOLAS

      Columbus, Ohio, August 21, 1997 - Acorn Products, Inc. (Nasdaq National
Market: ACRN) announced today that it has completed the sale of substantially all of the assets of its subsidiary, McGuire-Nicholas Company, Inc., for approximately $4.7 million, plus the assumption of approximately $4 million of related liabilities. Due to previously recorded reserves, Acorn anticipates that the completion of the transaction will have little, if any, impact on Acorn's results of operations. Final determination of Acorn's proceeds from the transaction remains subject to certain closing balance sheet adjustments. McGuire-Nicholas, a manufacturer and distributor of leather, canvas and synthetic fabric tool holders, was sold to an entity organized by Kirkland Messina LLC.

      Acorn Products' remaining operating subsidiary, UnionTools, Inc., is a leading manufacturer and marketer of non-powered lawn and garden tools in the U.S. The Company's principal products include long handle tools (such as forks, hoes, rakes and shovels), snow tools, posthole diggers, wheelbarrows, striking tools and cutting tools. The Company sells its products under a variety of well-known brand names, including Razor-Back(R), Union(R), Yard 'n Garden(R), Perfect Cut(R) and, pursuant to a license agreement, Scotts(R). In addition, the Company manufactures private label products for a variety of retailers. The Company's customers include mass merchants, home centers, buying groups and farm and industrial suppliers.

                               -------------------

      Razor-Back(R), Union(R), Yard 'n Garden(R), Perfect Cut(R) are registered trademarks of the Company. Scotts(R) is a registered trademark of The Scotts Company.

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